Exhibit 5.1

Letterhead of
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017

Dated as of April 30, 2008

Power Efficiency Corporation
3960 Howard Hughes Parkway
Suite 460
Las Vegas, NV 89169

Re:  Power Efficiency Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Power Efficiency Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 18,360,000 shares of common stock (the “Shares”) offered for resale by certain selling stockholders (the “Registration Statement”).

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended, (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that (i) the 6,120,000 shares of common stock underlying certain warrants of the Company, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable and (ii) the 12,240,000 outstanding shares of common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions and (ii) applicable Delaware case law. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement.

Very truly yours,
/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP